Exhibit 99.1

May 15, 2005

Mr. Michael H. Carrel

5130 Newton Ave South

Minneapolis, MN  55419

Dear Michael:

On behalf of Vital Images, Inc., I am pleased to offer to you the full-time position of Chief Operating Officer and Chief Financial Officer, reporting directly to me.  Your salary will be $9166.67 semi-monthly, which annualizes to $220,000.  We are anticipating that your full-time start date will be Monday, May 16, 2005.

In addition to your base salary, you will also be eligible for incentive compensation.  Your incentive target for calendar 2005 will be 50% of base pay (pro-rated based upon your initial start date of 1/17/05) and will be based on achievement of a combination of both company and personal performance goals: corporate revenue—45% of incentive target; corporate profitability—30% of incentive target; and personal—25% of incentive target. Your incentive compensation will be paid in a lump sum after the books are closed for the year.  The payout of the incentive compensation is expected to occur on or before March 15, 2006.

To assist you in your transition to Vital Images, the Company will pay you a signing bonus of $75,000.  Should you leave the Company voluntarily within six months after your start date; this signing bonus must be repaid to the Company.

Management has recommend to the Company’s Board of Directors – and the Board of Directors has agreed - that you be awarded options to purchase 175,000 shares of Vital Images Common Stock under the standard terms and conditions of the Company’s stock option plan.  The first 28% of these 175,000 shares (62,500) will vest on 1/17/06, and then will continue to vest at 2% per month thereafter.  In addition, Management will recommend to the Company’s Board of Directors that you be granted 30,000 shares of restricted stock. 5,000 of these shares are based upon your work to date at Vital Images.  These shares of restricted stock will also be vested based upon the 1/17/05 date.

As a full-time employee at Vital Images, you will be eligible to participate in the Company’s fringe benefit program.  Specifically, you will be entitled to twenty (20) days of vacation per year.  You will also receive ten (10) paid holidays per year.  After the requisite waiting periods, you will be eligible for our other fringe benefit programs, which include contributory health, dental and disability insurance and participation in the Vital Images 401(k) plan and the Vital Images Employee Stock Purchase Plan.  Please be advised that Company fringe benefit programs are subject to change as a matter of Company policy.

Please refer to the attached Employment Agreement for further details regarding your offer of employment.

This offer of employment is contingent upon successful completion of a background investigation by the Human Resources Department at Vital Images.  Confirmation of completion of the investigation will be provided to you as soon as the investigation is complete.

As a condition of employment, you must sign a non-disclosure agreement. Please find it enclosed. As with all companies where intellectual property is an important asset to the company, we are diligent and intend to protect our confidential information and know-how, whether protected by patent, copyright or confidentiality.

Michael, we are very excited about having you as a full-time member on the Vital Images’ team.  We are confident that you will contribute to our company’s growth and that we can provide a challenging and rewarding work environment to further your professional career.

Sincerely,

Jay D. Miller

President

Chief Executive Officer

I accept this offer of employment, and understand that I am to be employed by Vital Images at-will. I understand that commencing in or continuing employment does not affect either party’s right to terminate the employment relationship at a later date for any reason. The relationship between me and Vital Images continues to be at-will for the length of my employment.

Accepted by	/s/ Michael H. Carrel	Date	May 15, 2005